EXHIBIT 99.1



                             TEK DigiTel Corporation

Investor Relations:
Flora Wood/Phil Williams
1-888-393-4979    Alphus Inc.
1-888-393-4979 or 416-323-3888
ir@tekdigitel.com


              TEK DIGITEL TO SUSPEND ITS REPORTING OBLIGATIONS AND

                           DEREGISTER ITS COMMON STOCK

GERMANTOWN, MD - November 9, 2001 TEK DigiTel (TEKI:OTCBB) today announced that in an effort to preserve the Company's remaining cash and other resources, it had filed a Form 15 with the Securities and Exchange Commission to suspend its obligation to file periodic reports, including its quarterly and annual reports with the SEC, and to deregister the Company's common stock under the Securities Exchange Act of 1934. The suspension of its reporting obligations will take effect immediately. The deregistration of the common stock is expected to become effective 90 days from the date of filing.
The Board of Directors considered many factors in making this decision. These factors include but are not limited to (i) the number of its stockholders of record, (ii) the nature and extent of the trading of its common stock, and (iii) the Company's financial condition. In addition to the significant time and cost savings resulting from the suspension of its reporting obligations and deregistration of its common stock, this action will allow management of the Company to focus its attention and resources on aggressively exploring financial alternatives for the business.


ABOUT TEK DIGITEL CORPORATION (http://www.tekdigitel.com)

Based in Germantown, Maryland, TEK DigiTel Corporation delivers integrated CPE (Customer Premise Equipment) communications solutions optimized for use in SOHO, small- and medium-sized businesses. Working with Service Providers and OEM partners, TEK is focused on integrating fax- and Voice-over-IP (VoIP) technologies with conventional PBX systems and data routing devices to create a low-cost, easy-to-use Internet communications hub. Founded in 1998, TEK is headed by a management team with extensive related experience gained at leading manufacturers and service providers including IBM, Data General, Hughes, Orbital Communications, Bell Atlantic, and GTE.


Statements made in this press release that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Federal Securities Laws. Forward-looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected.